EXHIBIT 23.2

Deloitte
Statsautoriseret Revisionsaktieselskab
CVR-nr. 24 21 37 14
Weidekampsgade 6
Postboks 1600
0900 København C
Telefon 36 10 20 30
Telefax 36 10 20 40
www.deloitte.dk

Bark Group Inc.
Att.: Mr. Bent Helvang, Chairman
Østergade 17-19, 3. floor
DK-1100 Copenhagen K
Denmark

Consent of Independent Auditors

We consent to the use in this Amendment No. 1 of Registration Statement No. 333-150526 of Bark Group, Inc. on Form S-1 of our report dated March 12, 2008 related to the financial statements of Bark Copenhagen A/S as of 14 May 2007 and 31 December 2006 and for the period from 1 January 2007 to 14 May 2007 and year ended 31 December 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to differences between accounting principles generally accepted in Denmark and accounting principles generally accepted in the United States), appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading “Experts” in such prospectus.

Copenhagen, May 1, 2008

Deloitte
Statsautoriseret Revisionsaktieselskab

/s/ Jørgen Holm Andersen	/s/ Thomas Elsborg Jensen

Jørgen Holm Andersen	Thomas Elsborg Jensen
State Authorised Public	State Authorised Public
Accountant (Denmark)	Accountant (Denmark)